UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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HERCULES INCORPORATED

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July 9, 2003

Dear Fellow Shareholder:

        As the management team of Hercules, we would like to set the record straight with regard to what Sam Heyman has been saying about Hercules’ operating performance. We are troubled, not only by his attacks on the leadership of our Company, but also by the inferences that follow from those allegations—that our businesses are not being effectively managed. Nothing could be further from the truth.

        Today, Hercules businesses are in the best operating condition and are more competitive than they have been in years.

        In 2002, Hercules achieved year-over-year improvements in market share, sales, and earnings for the first time since 1998. New product introductions were strong, with key innovations in Aqualon, Pulp and Paper, FiberVisions and Pinova. Furthermore, our relationships with customers are the strongest they have been in a long time. This progress continues into 2003.

        This improved performance has been a key contributor to the turnaround of Hercules. It is a testament to the talent and resourcefulness of the employees of Hercules.

        The improvements have not been limited to our businesses. Our support functions, which provide critical services to our businesses, have aggressively redesigned their work processes resulting in a more efficient, customer focused organization.

        In mid-2001, the Company was in serious financial difficulty. Hercules had a balance sheet that was tremendously over-leveraged, with massive short-term debt maturities, and negative cash flow from its businesses. We were running out of time with our bankers. Moreover, sales, volumes and margins were declining in our businesses, costs were rising, and business conditions were continuing to deteriorate in one of the worst recessions the chemical industry had experienced.

        There was no question that it was time to take dramatic action and, under the new leadership of Dr. Joyce, Hercules did so.

        We generated immediate cash through the sale of non-strategic assets with more than $25 million being realized to date.

        Difficult decisions had to be made, part of them related to a significant reduction in the workforce. At the same time, we identified key areas and functions where work processes clearly had to be improved.

        We instituted a global management structure that improved the cost efficiency of both the Finance and Information Technology functions by approximately 40% from 2000 year-end levels. These cost improvements are now saving Hercules over $32 million annually.

        Through redesign of our accounts receivables process, we significantly reduced past due balances, resulting in more than $20 million of improvements to Hercules working capital.

        Cost savings from Work Process Redesign also allowed us to improve BetzDearborn’s operations, eventually enabling the sale of the Water Treatment Business to GE for $1.8 billion in cash. The sale allowed us to dramatically reduce our debt, strengthen the balance sheet and significantly improve the Company’s financial health.

        The real key to Hercules and its future is the performance of its four businesses. Highlighted below are some examples of the positive developments in our businesses, which demonstrate the high caliber of performance at Hercules over the past two years:

Pulp and Paper Division

•
We continue to expand our market share during a time of significant difficulty in the paper industry. Our market share with major multinational paper and paperboard producers has increased over 6 percentage points through new commercial contracts, new products, improved business relationships and responsive service.

•
Sales from new products introduced in the last five years were 18% in 2002 and are expected to grow to 24% in 2003. We are spending nearly $30 million annually on technology development and applications. We believe this investment in the future and with our customers far exceeds the investment of most other competitors in our market.

•	Sales in the critical emerging markets of Asia-Pacific grew by 7% in 2002 compared to 2001 and were up 14% in the first quarter of 2003 compared to the first quarter of 2002.

•	Furthermore, sales in China, our key Asian market, were up over 30% in the first quarter of 2003 when compared to the first quarter of 2002.

•	Our Work Process Redesign program has resulted in the elimination of nearly $40 million of annual fixed costs from the business.

Aqualon

•
Market share improvements and sales volume growth are occurring at a pace we have not experienced in more than 5 years, despite a difficult market. Our 2003 sales volume is expected to grow by at least 5%.

•
In order to meet our growth plans, we are increasing production capacity for key Aqualon products, Natrosol™ HEC and Natrosol Plus™, by 10,000 metric tons over the next two years. These capacity expansions are being implemented at a cost that is about 60% lower than that of a new grassroots plant facility.

•	New product development is accelerating. We launched 42 successful new products in 2002 for hair and skin care applications, toothpaste, paint and construction products.

•	Sales growth from new products is expected to increase from 12% of total sales for the business in 2002 to 17% of sales by 2006.

•	We have forged several new alliances and partnerships to solidify growth for Hercules in markets where these partnerships bring major strength.

•
We are using Work Process Redesign methodology to improve every aspect of operations and business. One result of this is the consolidation of our customer service organizations in the U.S. and Europe, thereby reducing costs and improving service to customers.

FiberVisions

•	We have reversed a decline in sales volumes and so far in 2003, our volume is up 8% compared to 2002.

•	Sales of new products less than five years old are expected to increase from 30% in 2002 to 35% in 2003.

•	Since 2000, we have streamlined operations leading to a 20% reduction in our fixed cost structure, while production has increased.

•	We are adding to our hygiene product line and achieving excellent success with new products for disposable wipes. Furthermore, new consumer applications are increasing sales in this market segment.

•
New products with engineered technical properties are also driving growth in the Industrial/Textiles market segments. Examples of these include dyeable fibers for apparel and high tenacity fibers for reinforcement applications.

Pinova

•	A $5 million capital investment in our Brunswick Plant Mill Room project is driving cost reduction and improving extraction yield, with a payback expected in less than two years.

•	More than $10 million in fixed cost reductions realized since 2000 are enabling Pinova to compete in a broader range of market segments.

•	To sharpen the marketing focus and capitalize on our natural technology advantage, our Rosin and Terpenes division was repositioned as Pinova: Naturally, a better solution.

•	Since the first quarter of 2002, we have had 16 new product introductions.

•	An R&D project that would add a new product line to existing facilities is proceeding well and has the potential to substantially increase the profitability of Pinova.

        The above are examples of the many actions we have taken to revitalize our businesses — and how our actions are delivering results. We have also regenerated our organization by bringing on fresh talent in business management, manufacturing, finance and control and Work Process Redesign.

        We are progressing with a program to add complementary bolt-on acquisitions to each of our three largest businesses that would increase top line growth and take advantage of existing resources to increase profitability.

        We have strengthened our organization by enhancing our employees’ skills through training seminars on Work Process Redesign and effective Project Management. More than 500 employees have gone through this training. Currently, Hercules employees are actively working on over 130 Work Process Redesign projects to be implemented in 2003 and 2004 which are designed to improve our future annual operating performance by more than $70 million.

        During all of this activity, we did not compromise our commitment to high safety and environmental standards. We initiated a comprehensive global Manufacturing Excellence program, dramatically improving our global planning and implementation of key Safety, Health, Environmental and Regulatory Affairs programs.

        In short, our businesses are on solid footing and are growing. We have turned the Company around — and we have a well-mapped strategy to continue to strengthen Hercules and deliver increased value to shareholders.

        We ask that you let us continue our progress, by rejecting Heyman’s nominees and not giving him control of your Company. We urge you to vote FOR the Hercules nominees by signing, dating and returning the enclosed GOLD proxy card.

        If you have any questions, or need assistance in voting your GOLD proxy card, please call MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

        Thank you for your continued support.

        Sincerely,

Fred G. Aanonsen Vice President and Controller	Edward V. Carrington Vice President, Human Resources	Richard G. Dahlen Chief Legal Officer

Robert C. Flexon Vice President, Work Processes, Corporate Resources and Development	Israel J. Floyd Corporate Secretary and General Counsel	Brian L. Pahl Vice President, Hercules Incorporated and President, Pulp and Paper Division

Kendall W. Patterson[1] Vice President, SHERA and Manufacturing Excellence	Craig A. Rogerson President, FiberVisions; President, Pinova; and Vice President, Global Procurement	Stuart C. Shears Vice President and Treasurer

Allen A. Spizzo Vice President, Corporate Affairs, Strategic Planning and Corporate Development	Richard J. Sujdak[2] Director, Central Research Services	John Televantos Vice President, Hercules Incorporated and President, Aqualon Division

1 Kendall W. Patterson is Vice President, SHERA and Manufacturing Excellence. As of the record date, Mr. Patterson beneficially owned 99,016 shares of common stock of the Company, including 12,582 shares in the Savings and Investments Plans and 20,832 shares under the Company’s Long Term Incentive Compensation Plan (LTICP). Over the past two years, Mr. Patterson sold 191 shares to pay withholding tax on restricted shares whose restrictions had lapsed on 2/15/2001 and acquired 1,485 restricted shares, 9,347 restricted shares and 10,000 restricted shares on each of 2/21/2002, 2/21/2003 and 4/24/2003, respectively, pursuant to the Company’s LTICP, including purchases made from payments above target awarded under the Company’s Management Incentive Compensation Plan (MICP). This information updates the participant information contained in Appendix I to the Company’s definitive proxy statement.

2 Richard J. Sujdak is Director, Central Research Services. As of the record date, Mr. Sujdak beneficially owned 36,903 shares of common stock of the Company, including 6,235 shares in the Savings and Investments Plans and 8,328 shares under the Company’s LTICP. Over the past two years, Mr. Sujdak acquired 1,336 restricted shares, 1,992 restricted shares and 5,000 restricted shares on each of 2/21/2002, 2/21/2003 and 4/24/2003, respectively, pursuant to the Company’s LTICP, including purchases made from payments above target awarded under the Company’s MICP. This information updates the participant information contained in Appendix I to the Company’s definitive proxy statement.

Stop Heyman and protect your interest in Hercules. Please sign, date and return the enclosed GOLD proxy card today.

We urge you to discard any white proxy cards that you receive from Heyman or the Hercules Shareholders’ Committee for New Management.

If you have any questions or require assistance in voting your GOLD proxy card, please call MacKenzie Partners at the phone numbers listed below.

 105 Madison Avenue
New York, New York 10016
email: proxy@mackenziepartners.com
Call collect: (212) 929-5500
or
Toll Free: (800) 322-2885

        This letter includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management’s current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorist activities and international hostilities. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.